Exhibit 99.1

  Alaska Communications Reports Fourth Quarter and Year-end Results;
         Fifth Consecutive Quarter of Record Wireless Growth

    ANCHORAGE, Ala.--(BUSINESS WIRE)--Feb. 24, 2005--

        Net Cash Provided by Operating Activities Rose to $19.1
                    Million for the Fourth Quarter

    Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) today reported financial results for its fourth quarter and year-ended December 31, 2004.
    "At the beginning of 2004, we set strategic priorities to shape ACS into a customer-driven operation, capitalize on the under-served wireless market with 3G CDMA technology, demonstrate growth and generate cash," stated Liane Pelletier, ACS president and chief executive officer. "ACS' execution is evident in our fourth quarter results, which include a fifth consecutive quarter of record wireless subscriber growth, an increase in our total retail relationships by 7,800 to 397,000 and strong cash generation with $19.1 million provided from operating activities."
    Pelletier added, "Another goal was to favorably position the company to avail itself of timely financing opportunities. Having developed a strong performance track record as the only statewide-integrated service provider in Alaska that owns local and long distance, Internet and wireless facilities, this month ACS substantially completed several capital markets transactions to provide the company greater financial flexibility and improved cash flow."

    Recent Financing Transactions

    In February, ACS issued and sold a total of 8,823,530 shares of its common stock at a public offering price of $8.50 per share. ACS received total net proceeds from the sale of such shares, after underwriting discounts, of approximately $71 million. In addition, ACS entered into a new $380 million senior secured credit facility, consisting of a $335 million term loan facility and an undrawn $45 million revolving credit facility. Term loan borrowings under the new senior credit facility generally bear interest at LIBOR plus 200 basis points, compared to term loan borrowings under the previous senior credit facility, which bore interest at an annual rate of LIBOR plus 325 basis points.
    ACS repaid its total outstanding balance of $198.0 million under its previous senior secured credit facility, repurchased approximately $59.4 million outstanding principal amount of its 9.875% senior notes due 2011, and repurchased or called for redemption the full $147.5 million outstanding principal amount of its 9.375% senior subordinated notes due 2009.
    David Wilson, ACS senior vice president and chief financial officer, said, "The recent series of debt and equity transactions we completed in February 2005 have de-levered our balance sheet and substantially lowered our borrowing costs. As a result, we look forward to significantly lower interest expense and increased cash flow in 2005.
    "Also, during the fourth quarter, we initiated a dividend program and declared our first quarterly dividend of $0.185 per share, which was paid on January 19, 2005 to stockholders of record at the close of business on December 31, 2004. Building on the success of this program, we are considering implementing a dividend reinvestment plan, which will offer investors the option to reinvest their dividends in ACS stock. Our dividend program is a key part of our strategy to share with our stockholders the benefits of the cash flow generating aspects of our business and to seek to offer investors growth and income."

    Quarterly Financial Highlights

    For the fourth quarter ending December 31, 2004, revenues were $75.1 million, which represented a 3.3 percent increase over fourth quarter 2003 revenues of $72.8 million, adjusted to exclude revenues from the discontinued State of Alaska contract. Including the State of Alaska contract revenues, reported revenues for the fourth quarter of 2003 were $77.2 million. Wireless subscribers grew at a record pace for the fifth consecutive quarter and wireless revenue rose to $15.4 million this quarter compared to $11.7 million a year ago.
    Also during the fourth quarter of 2004 compared to the fourth quarter of 2003:

    -- Net loss declined to $7.1 million from $17.2 million and to a loss of $0.23 per share from $0.58 per share;

    --  Adjusted EBITDA increased to $26.2 million from $24.1 million;
        and

    -- Interest expense declined to $12.2 million from $20.0 million due to an $8.0 million charge for the early extinguishment of an interest rate swap in the fourth quarter of 2003.

    Wilson added, "Our focus on streamlining business operations is paying off, as we generated $19.1 million in cash from operating activities in the fourth quarter, following up on our strong results of $15.5 million in cash from operating activities in the third quarter. ACS closed the quarter with a cash balance of $85.9 million, and we are continuing to mine opportunities to improve cash generation. Recently, we organized process improvement teams as part of our strategy to drive cash flow; these teams will help ACS absorb and fund the growth of our underlying business and will also enhance the customer experience."

    Fourth Quarter 2004 Metric Highlights

    -- Increased total number of retail customer relationships across all product lines by approximately 7,800 to over 397,000 total, a doubling of net addition growth rate compared to the third quarter of 2004.

    -- Added over 5,100 wireless subscribers, growing 5.4 percent compared to the third quarter of 2004 and bringing the total to over 100,600 wireless subscribers. Churn remained low at
        1.7 percent per month.

    -- Recorded wireless average revenue per unit (ARPU) of $45.42 compared to the seasonally stronger third quarter wireless ARPU of $47.43.

    -- Increased digital subscriber lines (DSL) 9.4 percent to over 24,700 compared to the third quarter of 2004 as a result of consumer and business bundling programs.

    -- Increased long distance subscribers over 2,700 to 47,050 customers, a 6.1 percent increase compared to the third quarter of 2004, principally as a result of a focused selling effort and the bundling of the long distance product with other ACS services.

    -- Recorded over 295,000 access lines representing a decrease of approximately 6,300 lines, or 2.1 percent, compared to the third quarter of 2004, which is in line with company expectations and reflective of industry trends.

    Wilson commented, "Wireless continues to be a key driver of growth for ACS. Supporting the momentum and economics of the business are four key factors where we are delivering compelling results and that demonstrate both the strength of our product offerings and customer loyalty. We are rapidly growing the absolute number of wireless subscribers, and we recorded our fifth consecutive quarter of record growth in subscribers. Wireless ARPU, allowing for normal seasonal factors, is moving higher in conjunction with the depth of our product offerings and was up 14.7 percent to $45.42 compared to the fourth quarter of last year. The cost of gross additions is consistently low for ACS and was less than $200 per subscriber in the fourth quarter, or a 50 percent cost advantage over market leaders in the lower 48 states. Lastly, our industry-leading churn rate remains consistently low and came in at 1.7 percent per month for the latest quarter."

    Annual Financial Review

    For the year ending December 31, 2004, total revenues were $302.7 million, which represented a 3.6 percent increase over 2003 adjusted revenues of $292.3 million. Including the State of Alaska contract and directory business revenues, reported revenues for 2003 were $323.8 million. Net loss for the year 2004 was $39.3 million, or $1.33 per share, as compared to a net loss of $6.6 million, or $0.22 per share in 2003. Net loss for 2003 was inclusive of a gain on the disposal of assets of $112.6 million and contract termination and asset impairment charges of $54.9 million. Adjusted EBITDA for the year 2004 was $97.4 million, an increase of 4.8 percent from $92.9 million in 2003. Net cash provided by operating activities for 2004 increased 15 percent to $57.8 million, as compared to $50.4 million in 2003.

    Business Outlook

    For the year 2005, ACS reiterates its previous outlook: Revenue for the full year is expected to be in the range of $310 million to $320 million and EBITDA to be in the range of $108 million to $112 million.
    Management provided more details. Net cash interest expense is expected to decline to approximately $31 million, primarily as a result of recent debt and equity transactions. ACS expects capital expenditures for 2005 to range from $65 million to $70 million, comprised of maintenance capital expenditure of approximately $35 million and pre-funded growth capex of between $30 million and $35 million. As a result of recent capital markets transactions, ACS expects to incur charges totaling approximately $26 million in the first quarter of 2005, comprised of tender premiums of $13 million and unamortized debt issuance costs and original issue discounts of $13 million.

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss fourth quarter results and year-end results. For parties in the United States and Canada, call 800-219-6110 to access the earnings call. International parties can access the call at 303-262-2131.
    The live webcast of the conference call is accessible from the "Investor Relations" section of the company's website www.alsk.com. The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, February 28, 2005 at 9:00 p.m., Pacific Time. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11023480. International parties should call 303-590-3000 and enter pass code 11023480.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at our investor site at www.alsk.com.

    Forward Looking EBITDA Guidance

    This press release includes management's estimate of EBITDA for the year ended December 31, 2005. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC, including under headings such as "Risk factors" and "Management's discussion and analysis of financial condition and results of operations." The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.



                                                            Schedule 1

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Three Months and Twelve Months Ended
                      December 31, 2004 and 2003
          (Unaudited, in Thousands, Except per Share Amounts)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2004      2003      2004      2003
                                -------- --------- --------- ---------
Operating revenues:
  Local telephone               $50,961   $52,614  $211,187  $215,686
  Wireless                       15,428    11,680    56,694    46,548
  Directory                           -         -         -    11,631
  Internet                        5,160     8,610    20,173    33,026
  Interexchange                   3,576     4,333    14,653    16,956
                                -------- --------- --------- ---------
    Total operating revenues     75,125    77,237   302,707   323,847

Operating expenses:
  Local telephone                30,862    31,786   127,918   116,653
  Wireless                       10,689     9,268    37,918    31,064
  Directory                           -         -         -     5,249
  Internet                        4,535     9,694    25,739    45,523
  Interexchange                   4,262     7,656    19,773    25,542
  Contract termination and
   asset impairment charges           -       319         -    54,858
  Depreciation and amortization  20,701    15,450    78,387    82,185
  Loss (gain) on disposal of
   assets, net                       29      (115)    2,854  (112,622)
                                -------- --------- --------- ---------
  Goodwill impairment loss            -         -         -         -
                                -------- --------- --------- ---------
    Total operating expenses     71,078    74,058   292,589   248,452

Operating income                  4,047     3,179    10,118    75,395

Other income and expense:
  Interest expense              (12,234)  (19,992)  (51,288)  (71,470)
  Interest income and other         903       713     1,657    (9,408)
                                -------- --------- --------- ---------
    Total other income
     (expense)                  (11,331)  (19,279)  (49,631)  (80,878)
                                -------- --------- --------- ---------

Loss before income taxes and
 discontinued operations         (7,284)  (16,100)  (39,513)   (5,483)

Income tax benefit (expense)        219    (1,095)      219    (1,095)
                                -------- --------- --------- ---------

Loss from continuing operations  (7,065)  (17,195)  (39,294)   (6,578)
Loss from discontinued
 operations                           -         -         -       (52)
                                -------- --------- --------- ---------
Cumulative effect of change in
 accounting principle, net of
 tax                                  -         -         -         -
                                -------- --------- --------- ---------

Net loss                        $(7,065) $(17,195) $(39,294)  $(6,630)
                                ======== ========= ========= =========

Loss per share - basic and
 diluted:
  Loss from continuing
   operations                    $(0.23)   $(0.58)   $(1.33)   $(0.22)
  Loss from discontinued
   operations                         -         -         -     (0.00)
  Net loss                       $(0.23)   $(0.58)   $(1.33)   $(0.22)
                                ======== ========= ========= =========

Weighted average shares
 outstanding:
  Basic                          30,105    29,429    29,592    29,980
                                ======== ========= ========= =========
  Diluted                        30,105    29,429    29,592    29,980
                                ======== ========= ========= =========



                                                            Schedule 2

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)

                                                   Dec. 31,  Dec. 31,
                     Assets                          2004      2003
                                                 ---------- ----------
Current assets:
  Cash and cash equivalents                        $85,860    $97,798
  Restricted cash                                    4,690      3,635
  Accounts receivable-trade, net of allowance of
   $4,869 and $4,865                                39,413     41,718
  Materials and supplies                             6,623     10,099
  Prepayments and other current assets               3,724      5,850
                                                 ---------- ----------
    Total current assets                           140,310    159,100

Property, plant and equipment                    1,061,767  1,041,904
Less: Accumulated depreciation and amortization    649,455    603,760
                                                 ---------- ----------
  Property, plant and equipment, net               412,312    438,144

Goodwill                                            38,403     38,403
Intangible Assets                                   21,871     22,055
Debt issuance costs                                 15,482     18,939
Deferred charges and other assets                    8,749      8,750
                                                 ---------- ----------
Total assets                                      $637,127   $685,391
                                                 ========== ==========

   Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
  Current portion of long-term obligations          $2,298     $1,982
  Accounts payable-affiliate                         3,973      5,082
  Accounts payable, accrued and other current
   liabilities                                      53,843     47,303
  Income taxes payable                                   -      1,095
  Advance billings and customer deposits             8,948      8,766
                                                 ---------- ----------
    Total current liabilities                       69,062     64,228

Long-term obligations, net of current portion      523,591    548,238
Other deferred credits and long-term liabilities    77,916     71,065
Commitments and contingencies

Stockholders' equity (deficit):
  Preferred stock, no par, 5,000 authorized, no
   shares issued and outstanding                         -          -
  Common stock, $.01 par value; 145,000 shares
   authorized, 35,245 and 33,611 shares issued
   and 30,695 and 29,343 outstanding, respectively     352        336
  Common stock, $.01 par value; 0 and 267 shares
   subject to mandatory redemption                       -     (1,198)
  Treasury stock, 4,549 and 4,268 shares,
   respectively, at cost                           (18,443)   (17,118)
  Paid in capital in excess of par value           287,966    278,181
  Accumulated deficit                             (298,786)  (253,798)
  Accumulated other comprehensive loss              (4,531)    (4,543)
                                                 ---------- ----------
    Total stockholders' equity (deficit)           (33,442)     1,860
                                                 ---------- ----------
Total liabilities and stockholders' equity        $637,127   $685,391
                                                 ========== ==========



                                                            Schedule 3

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                Years ended December 31, 2004 and 2003
                       (Unaudited, in Thousands)

                                                      2004      2003
                                                    -------- ---------

Net cash provided by operating activities           $57,827   $50,411

Cash Flows from Investing Activities:
  Construction & capital expenditures, net of
   capitalized interest                             (51,422)  (48,566)
  Net proceeds from sale of business                      -   155,269
  Placement of funds in restricted account           (1,055)   (3,725)
  Release of funds from escrow                            -     3,539
                                                    -------- ---------
    Net cash used by investing activities           (52,477)  106,517

Cash Flows from Financing Activities:
  Proceeds from the issuance of long-term debt, net
   of discounts                                           -   375,970
  Debt issuance costs                                     -   (14,000)
  Repayments of long-term debt                      (26,962) (434,102)
  Purchase of treasury stock                           (127)   (5,830)
  Issuance of common stock                            9,801       267
                                                    -------- ---------
    Net cash provided (used) by financing
     activities                                     (17,288)  (77,695)

Increase (decrease) in cash                         (11,938)   79,233

Cash, Beginning of period                            97,798    18,565
                                                    -------- ---------

Cash, End of period                                 $85,860   $97,798
                                                    ======== =========

Supplemental Cash Flow Data:
  Interest paid, net of capitalized interest        $45,470   $51,372
                                                    ======== =========
  Income taxes paid, net of refund                     $876        $-
                                                    ======== =========

Supplemental Noncash Transactions:
  Interest rate swap marked to market                    $-  $(14,152)
                                                    ======== =========
  Property acquired under a mortgage                     $-    $2,340
                                                    ======== =========
  Minimum pension liability adjustment                 $(12)    $(191)
                                                    ======== =========
  Dividend declared, but not paid                   $(5,694)       $-
                                                    ======== =========



                                                            Schedule 4

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF ADJUSTED REVENUES
          For the Three Months Ended March 31, 2001 and 2000
                      (Unaudited, in Thousands)


                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------

Total operating revenues        $75,125   $77,237  $302,707  $323,847

Adjustment for termination of
 the State of Alaska TPA
 contract                             -    (4,479)        -   (19,927)

Adjustment for sale of the
 Company's Directory
 business - Directory revenues        -         -         -   (11,631)
                               --------- --------- --------- ---------

Total adjusted operating
 revenues                       $75,125   $72,758  $302,707  $292,289
                               ========= ========= ========= =========

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance. Within this press release, the Company has disclosed its total operating revenues adjusted to exclude the impact of disposed of operations and the termination of the State of Alaska Telecommunications Partnering Agreement (TPA) as the Company believes that such data will facilitate more useful period-to-period comparisons of the Company's ongoing operations.



                                                            Schedule 5

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 SCHEDULE OF LOCAL TELEPHONE REVENUES
             For the Three Months and Twelve Months Ended
                      December 31, 2004 and 2003
                       (Unaudited, in Thousands)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                   2004      2003      2004      2003
                               --------- --------- --------- ---------

Local telephone revenues:
  Local network service         $22,697   $22,686   $91,669   $96,656
  Network access revenue         22,174    23,808    97,536    97,759
  Deregulated and other           6,090     6,120    21,982    21,271
                               --------- --------- --------- ---------

    Local telephone revenues    $50,961   $52,614  $211,187  $215,686
                               ========= ========= ========= =========



                                                            Schedule 6

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
    For the Three Months and Year Ended December 31, 2004 and 2003
                       (Unaudited, in Thousands)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                   2004      2003      2004      2003
                                -------- --------- --------- ---------

Net cash provided (used) by
 operating activities           $19,093      $(59)  $57,827   $50,411
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Loss on discontinued
     operations                       -         -         -       (52)
    Loss (gain) on disposal of
     assets and asset
     impairments                    (29)      115    (2,854)   48,863
    Depreciation and
     amortization               (20,701)  (15,450)  (78,387)  (82,185)
    Amortization of debt
     issuance costs, warrants
     and original issue
     discount                    (1,085)     (935)   (6,088)  (17,048)
    Non-cash stock compensation
     expense                          -      (900)               (900)
    Other non-cash expenses         (12)   (4,118)      (12)   (4,118)
    Other deferred credits       (1,478)      100    (3,048)   (1,643)
    Changes in components of
     working capital:
      Accounts receivable and
       other current assets      (2,811)    1,604    (7,907)   (7,451)
      Accounts payable and
       other current
       liabilities                  404     1,932     1,176     6,380
      Deferred charges and
       other assets                (446)      515        (1)    1,072
    Net cash used in
     discontinued operations          -         1         -        41
                                -------- --------- --------- ---------

Net income (loss)               $(7,065) $(17,195) $(39,294)  $(6,630)
  Add (subtract):
    Interest expense             12,234    19,992    51,288    71,470
    Income tax (benefit)
     expense                       (219)    1,095      (219)    1,095
    Depreciation and
     amortization                20,701    15,450    78,387    82,185
    (Gain) loss on disposal of
     assets and asset
     impairment charges, net         29      (115)    2,854  (112,622)
    Gain on foreign exchange          -         -         -    (4,261)
    Goodwill impairment loss          -         -         -         -
    Impairment charges related
     to SOA                           -         -         -    63,759
    Stock based compensation          -       900         -       900
    Non-cash pension expense        150       238       699       238
    Non-cash litigation
     reserves                         -     3,880      (300)    3,880
                                -------- --------- --------- ---------
           EBITDA                25,830    24,245    93,415   100,014

    Adjustment for discontinued
     operations                       -         -         -        52
    Adjustment for the
     termination of airplane
     lease                            -         -     2,854         -
    Adjustment for Neptune
     capped commitment                -         -       750         -
    Adjustment for sale of the
     Company's directory
     business - Directory
     EBITDA                           -      (164)        -    (7,165)
    IDS transaction costs           375         -       375         -
                                -------- --------- --------- ---------

           Adjusted EBITDA      $26,205   $24,081   $97,394   $92,901
                                ======== ========= ========= =========

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. Within this press release, the Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization expense and other non-cash charges inclusive of non cash pension expense and a non cash release of litigation reserves following legal settlement (EBITDA) because the Company believes it is an important indicator because it provides information about our ability to service debt, pay dividends and fund capital expenditures. The calculation of "Adjusted EBITDA" as presented in this press release differs from the calculation of, and therefore is not directly comparable to, "Indenture EBITDA" as presented in ACS' prospectus supplement, dated January 26, 2005, primarily because the calculation of "Adjusted EBITDA" only includes adjustments that meet the criteria of being "non recurring" under Regulation G. To further assist the reader in understanding operations, EBITDA has also been adjusted to exclude the impact of discontinued and disposed of operations (Adjusted EBITDA) as the Company believes that such data will facilitate more useful period-to-period comparisons of the Company's ongoing operations. EBITDA and Adjusted EBITDA are not GAAP measures and should not be considered a substitute for net income and loss and other measures of financial performance recorded in accordance with GAAP.


                                                           Schedule 7A

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)

                                         Dec. 31,  Sept. 30, Dec. 31,
                                         --------- --------- ---------
                                             2004      2004      2003
                                         --------- --------- ---------

Local telephone:
  Retail access lines (a)                 207,905   209,442   218,058
  Wholesale access lines                   16,590    17,500    19,159
  UNE loop lines                           64,589    68,524    68,916
  UNE platform lines                        6,365     6,251     5,333
                                         --------- --------- ---------
  Total local telephone access lines      295,449   301,717   311,466
                                         ========= ========= =========

  Average local telephone access lines
   for the quarter                        298,583   304,512   312,333
  Average local telephone revenue per
   line for the quarter                    $56.18    $56.10    $56.15
  Quarterly growth rate in local
   telephone access lines                    -2.1%     -1.8%     -0.6%

Wireless
  Covered population                      482,251   480,422   480,422

  Ending subscribers                      100,657    95,529    87,017
  Average subscribers for the quarter      98,093    93,306    85,505
  Quarterly growth rate                       5.4%      4.9%      3.6%

  Activations for the quarter              10,642     9,219     6,865
  Deactivations for the quarter             5,514     4,773     3,841
  Average monthly churn for the quarter       1.7%      1.7%      1.4%

  Penetration                                20.9%     19.9%     18.1%
  Quarterly minutes of use (000's) (b)     90,483    93,100    69,117

  Average revenue per subscriber for the
   quarter (c)                             $45.42    $47.43    $39.59

Long Distance:
  Long distance subscribers                47,050    44,334    43,166
  Quarterly minutes of use (000's)         34,779    36,614    35,795
  Average subscribers for the quarter 45,692 43,494 43,333 Average revenue per subscriber for the
   quarter                                 $26.09    $29.72    $33.33

Internet:
    DSL subscribers                        24,711    22,596    17,784
    Dial-Up and other service subscribers  22,842    23,699    28,277
                                         --------- --------- ---------
     Total Internet subscribers            47,553    46,295    46,061
                                         ========= ========= =========

  Average subscribers for the quarter      46,924    45,739    45,706
  Average DSL & dial up revenue per
   subscriber for the quarter (d)          $28.86    $28.98    $29.83

(a) Prior period retail access lines impacted by change in line count methodology.

(b) Wireless MOU have been restated to include prepaid airtime certificates.

(c) Wireless ARPU has been restated to better reflect ongoing revenue derived from ACS's wireless customers. The restated ARPU excludes equipment sales, foreign roaming (non-ACS customers roaming on ACS's network) and access termination revenue. Previously, wireless ARPU was based on all wireless revenues, including those that were not derived from ACS's customer base.

(d) Internet ARPU has been restated to include only DSL and dial-up revenues. Previously, internet ARPU included all internet revenues; however, the customer base included only DSL and dial-up subscribers. The restated ARPU provides consistency between revenues and customer counts.



                                                           Schedule 7B

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                              (Unaudited)

                                       Dec. 31,  Sept. 30,     Net
                                         2004      2004      Movement
                                       --------- --------- -----------

Local telephone retail access lines     207,905   209,442      (1,537)

Wireless subscribers                    100,657    95,529
  Less adjustment for resellers          (6,425)   (6,655)
                                       --------- ---------
                                         94,232    88,874       5,358
                                       --------- ---------

Long distance subscribers                47,050    44,334       2,716

DSL and dial up subscribers              47,553    46,295       1,258
                                       --------- --------- -----------

                                        396,740   388,945       7,795
                                       ========= ========= ===========



                                                            Schedule 8

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      SCHEDULE OF FREE CASHFLOWS
                      (Unaudited, in Thousands)

                                                   Three      Twelve
                                                   Months     Months
                                                   Ended      Ended
                                                  Dec. 31,   Dec. 31,
                                                 ---------- ----------
                                                    2004       2004
                                                 ---------- ----------

Net cash provided by operating activities          $19,093    $57,827

  Total construction and capital expenditures      (13,338)   (51,422)
                                                 ---------- ----------

Free Cashflow                                        5,755      6,405

  CDMA Growth & Neptune optical fiber capacity(e)    1,918     16,021
                                                 ---------- ----------

Adjusted free cashflow                              $7,673    $22,426
                                                 ========== ==========

(e) CDMA Growth & Neptune optical fiber capacity is inclusive of a $1.3 million capital investment to support wireless number portability.

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. Within this press release, the Company has disclosed net cashflow provided by operations net of total construction and capital expenditures (free cashflow) and free cashflow adjusted for growth capital investments in CDMA wireless technology and Neptune optical fiber capacity, which the Company plans to fund from existing cash reserves (Adjusted free cashflow). The Company believes it is an important indicator because it provides information about our ability to service debt and pay dividends. Free cashflow and adjusted free cashflow are not GAAP measures and should not be considered a substitute for increase (decrease) in cash and other measures of financial performance recorded in accordance with GAAP.


    CONTACT: Alaska Communications Systems
             Mary Ann Pease, 907-297-3000
             mpease@acsalaska.com
              or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (ACS Investors)
             David Barnard, CFA, 415-433-3777 (ACS Investors) david@lhai-sf.com